Exhibit 99.2

Equinix Media Contact:	Equinix Investor Relations Contact:
David Fonkalsrud	Jason Starr
K/F Communications, Inc.	Equinix, Inc.
(415) 255-6506	(650) 513-7402
dave@kfcomm.com	jstarr@equinix.com

FOR IMMEDIATE RELEASE

EQUINIX ANNOUNCES EXPECTATION TO EXCEED GUIDANCE FOR

SECOND QUARTER 2007 FINANCIAL RESULTS; COMPANY SETS

QUARTERLY CONFERENCE CALL

Foster City, CA – June 27, 2007 (11:00 PM PT) – Equinix, Inc. (Nasdaq: EQIX), the leading provider of network-neutral data centers and Internet exchange services, today announced that it expects to exceed previously announced guidance for second quarter 2007 earnings. Revenues are expected to increase to $90.0 million to $91.0 million versus prior revenue guidance of $88.0 million to $89.0 million. EBITDA is expected to increase to $34.0 million to $35.0 million versus prior EBITDA guidance of $33.0 million to $34.0 million.

The company also announced that it will hold its quarterly conference call on Wednesday, July 25, 2007, at 5:30 p.m. ET (2:30 p.m. PT). On the call, the company will discuss second quarter results for the period ended June 30, 2007, and outlook for the third quarter 2007. To hear the conference call live, please dial 773-799-3263 (domestic and international) and reference the passcode (EQIX). A simultaneous live Webcast of the call will be available over the Internet at www.equinix.com, under the Investor Relations heading.

About Equinix

Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company’s Internet Business Exchange™ (IBX®) centers in 10 markets in the U.S. and Asia, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

# # #

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; a failure to receive significant revenue from customers in recently built out data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; the results of any litigation relating to past stock option grants and practices; and other risks described from time to time in Equinix’s filings with the Securities and Exchange Commission. In particular, see Equinix’s recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.